EXHIBIT 6

Schedule A

This Schedule sets forth information with respect to each purchase and sale of Common Shares which were effectuated by Saba Capital since the filing of the Schedule 13D/A on 1/21/25.  All transactions were effectuated in the open market through a broker.

Trade Date	Buy/Sell	Shares	Price
1/22/2025	Sell	1,658	11.99
1/23/2025	Sell	6,610	11.95
1/24/2025	Sell	4,500	11.85
1/27/2025	Sell	3,268	11.84
1/28/2025	Sell	9,850	11.87
1/29/2025	Sell	3,713	11.83
1/30/2025	Sell	5,210	11.84
1/31/2025	Sell	3,378	11.87
2/3/2025	Sell	8,648	11.87
2/4/2025	Sell	5,758	11.87
2/5/2025	Sell	24,139	11.86
2/6/2025	Sell	17,158	11.87
2/7/2025	Sell	12,696	11.74
2/10/2025	Sell	12,801	11.74
2/11/2025	Sell	19,953	11.68